Exhibit 99.2

Universal Hospital Services, Inc. Announces Proposed Private Offering of

$425 Million of Second Lien Senior Secured Notes

Minneapolis, Minn., July 24, 2012 — Universal Hospital Services, Inc. (“UHS”) today announced that it intends to offer (the “Offering”) up to $425 million in aggregate principal amount of second lien senior secured notes (the “Notes”). UHS intends to use the net proceeds of the Offering to, among other things, (i) fund a tender offer for and the repurchase of its 8.50%/9.25% second lien senior secured PIK toggle notes due 2015, (ii) pay fees and expenses relating to the Offering and (iii) for general corporate purposes.

The Notes will be the second lien senior secured obligations of UHS and will be guaranteed, jointly and severally, on a second lien senior secured basis, by our existing current and certain of our future wholly-owned domestic subsidiaries. The Offering is subject to customary conditions, and there can be no assurances that the Offering will be consummated.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

This news release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities. The Offering will be made only by means of the confidential offering memorandum.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of medical equipment management and service solutions to the health care industry. UHS manages more than 660,000 pieces of medical equipment for over 8,675 clients in all 50 states. For more than 70 years, UHS has delivered management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the risk that the proposed offering will not be consummated, that may be described from time to time in UHS’ filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. UHS undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  Factors which could materially affect such forward-looking statements are described in the confidential offering memorandum prepared by UHS in connection with the Offering.

Contacts

Universal Hospital Services, Inc.

Susan Wolf, 952-607-3109

Vice President, Finance & Treasurer

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